Exhibit 4.72

Capital Increase Agreement

on

Beijing Xiao Benniao Information Technology Co., Ltd.

[        ] (month) [    ] (day), 2021

Capital Increase Agreement

This Capital Increase Agreement (this “Agreement”) was entered into on [        ] [    ], 2021 in [Beijing] by and among:

(1)

Beijing Xiao Benniao Information Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Company”), having its registered address at: Room 206, 2/F, Building 3, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA001HGK4U;

(2)	Xu Danxia, a natural person of PRC holding the identity card No.: 110105196901022929;

(3)	Zheng Yu, a natural person of PRC holding the identity card No.: 110224198610200055;

(4)	Liu Feng, a natural person of PRC holding the identity card No.: 440203197111021837;

(5)	Shi Haonan, a natural person of PRC holding the identity card No.: 110111199603060370;

(6)	Lv Yin, a natural person of PRC holding the identity card No.: 65220119770527168X;

(7)

[Sky City (Beijing) Technology Co., Ltd.], a limited liability company registered in Beijing in accordance with the laws of China (“Pintec”), having its registered address at: 3009, 3/F Bowangyuan Podium, Yangfangdian Subdistrict, Haidian District, Beijing; unified social credit code: 91110108MA00AL746N.

The parties above and the Group Companies are hereinafter referred to as the “Parties” collectively and a “Party” individually. Xu Danxia and Zheng Yu are collectively referred to as the “Founders” or “Founding Shareholders.” Liu Feng, Lv Yin, and Shi Haonan are collectively referred to as the “Other Existing Shareholders.” Pintec is also referred to as the “Investor of this Round.” All shareholders prior to this Capital Increase, i.e., all shareholders listed in Article 1.1 hereof, are collectively referred to as “Existing Shareholders.” The Company, all subsidiaries/branches under the direct or indirect control of the Company and the Founders, and any other subordinate enterprises, are collectively referred to as the “Group Companies,” which include but are not limited to the companies listed in Appendix VII hereto (for the definition of the Group Companies, refer to Appendix VII hereto).

Whereas:

1.

The Company, currently a limited liability company established in accordance with the laws of China, mainly engages in the business of [foreign trade general services and cross-border e-commerce services] (“Main Business”).

2.	The Parties approve the Investor of this Round to make additional capital investment in the Company in accordance with the terms and conditions provided herein.

The Parties hereto reached the following agreement through friendly negotiation on the principles of equality and mutual benefits:

Article 1 Capital increase

1.1	Existing shareholding structure

As of the execution date of this Agreement, the Company’s registered capital is RMB 16.111111 million. The shareholding structure registered with the administration for industry and commerce is as follows:

Name of shareholder	Registered capital (RMB ’0,000)	Shareholding ratio
Xu Danxia	1087.7852	67.5177%
Zheng Yu	362.5951	22.5059%
Lv Yin	68.9539	4.2799%
Liu Feng	68.7928	4.2699%
Shi Haonan	22.9841	1.4266%

Total	1611.1111	100.00%

1.2	Capital increase of this round

Based on the terms and conditions provided in this Agreement, the Investor of this Round invests RMB [100] million (“Investment Amount” or “Pintec Investment Amount”) in the Company, in which RMB [1.1373] million is included in the registered capital of the Company, and the remaining amount is included in the capital reserve of the Company, to obtain [6]% equity interests in the Company after the Capital Increase (corresponding to the registered capital of RMB [1.1373] million (“Capital Increase”).

Article 2 Closing and delivery

2.1	Closing

Within [fifteen (15) working days] from the Closing Conditions Satisfaction Date (as defined below) or other period agreed among the Parties, the Investor of this Round shall remit the corresponding Investment Amount in currency to the corporate account stated in Appendix VI hereto (“Closing”, the date of closing being referred to as the “Closing Date”).

The Parties agree that, after the Investor of this Round pays its Investment Amount as provided in this Article, the Investor of this Round shall be deemed to have completed its obligations hereunder, hence becoming a shareholder of the Company, holding equity interests in the Company, and being entitled to the shareholder’s rights and rights of the Investor of this Round as provided in this Agreement, the Shareholders’ Agreement, and the Articles of Association.

2.2	The Company shall deliver the following to the Investor of this Round on the Closing Date:

(1)	The shareholder register and capital contribution certificate of the Company that have been affixed with the stamp of the Company and signed by the legal representative of the Company; and

(2)	Other documents reasonably requested by the Investor of this Round in accordance with this Agreement and relevant laws and regulations.

Article 3 Representations and warranties

3.1	Representations and warranties of the Group Companies and Founding Shareholders

With respect to the matters listed in Appendix I, except for the information disclosed in the Disclosure Letter (refer to Appendix V for details), the representations and warranties made jointly and severally by the Group Companies and Founding Shareholders (“Warrantors”) to the Investor of this Round are true, accurate, and complete on the execution date of this Agreement until the Closing Date (in this Article and the following content in Appendix I, “Company” includes each of the Group Companies and all of their subsidiaries, branches (if any)), and the representations and warranties made in Appendix I are made separately, and are subject to no limit due to any other provisions or any matters of this Agreement mentioned in such representations and warranties.

3.2	Representations and warranties of the Existing Shareholders

With respect to the following matters, the representations and warranties below made severally by the Existing Shareholders to the Investor of this Round are true, accurate, and complete on the execution date of this Agreement until the Closing Date:

(1)	They are natural persons with full capacity for civil conduct;

(2)

They are the lawful and valid owners of the equity interests in the Company they hold (if any), and they are not involved in any dispute, ownership issue, and other circumstances that may cause material adverse effects to the initial public offering (defined in the Shareholders’ Agreement, the same below) of the Company concerning the equity interests in the Company;

(3)	They have paid their capital contributions in full and do not have any act of withdrawing the registered capital;

(4)

They, on a voluntary basis, have the full power and authorities to enter into and perform this Agreement and complete the transaction contemplated hereunder. They have been lawfully and validly authorized (if necessary) to enter into this Agreement. This Agreement constitutes their lawful, valid, and binding obligations;

(5)	There are no misrepresentations, material omissions, or misleading statements in the representations and warranties they made during the negotiation and execution of this Agreement.

3.3	Representations and warranties of the Investor of this Round

The Investor of this round makes the following representations and warranties to the Company:

(1)	It is an entity duly established and validly existing under the laws of its place of domicile;

(2)

It, on a voluntary basis, has the full power and authorities to enter into and perform this Agreement and complete the transaction contemplated hereunder. It has been lawfully and validly authorized (if necessary) to enter into this Agreement. This Agreement, once signed, constitutes its lawful, valid, and binding obligations;

(3)	If the Company has a plan for initial public offering, it will cooperate to perform shareholder’s obligations of a company to be listed, such as pass-through verification.

Article 4 Prerequisites

4.1	Closing prerequisites

The Closing obligations of the Investor of this Round in this Agreement are subject to the satisfaction of, or exempting, in writing, by the Investor of this Round of, all the following prerequisites on or prior to the Closing Date (“Prerequisites”):

(1)

The representations and warranties made by the Warrantors in this Agreement and in any document submitted in accordance with this Agreement are true, accurate, and complete in all aspects at the time of making such representations and warranties and until the Closing Date. The Warrantors have properly performed or complied with the undertakings, obligations, and provisions to be performed or complied with on or prior to the Closing Date under this Agreement.

(2)

Relevant parties have signed the Shareholders’ Agreement in Appendix III hereto, new Articles of Association in Appendix IV hereto (“New Articles of Association”), and other documents related to the transaction hereunder (collectively, “Transaction Documents”). For the purpose of this Agreement, the “Articles of Association” refers to the articles of association of the Company signed on [        ] (month) [    ] (day), 2021 and amended from time to time afterwards, and the “Shareholders’ Agreement” refers to the Shareholders’ Agreement of the Company signed on [        ] (month) [    ] (day), 2021 and amended from time to time afterwards.

(3)

The shareholders’ meeting and executive director of the Company have approved: (a) the Capital Increase, for which the Existing Shareholders of the Company waive their right of first refusal with respect to the Capital Increase; (b) the execution of all documents related to Capital Increase; and (c) the adoption of the New Articles of Association.

(4)	The shareholders’ meetings and executive directors (or board of directors) of all Group Companies have approved the execution of all documents related to the Capital Increase.

(5)

The Founders, and the senior executives and core employees of the Company (hereinafter collectively referred to as “Core Staff,” refer to Appendix II for the list) have joined the Company as full-time employees. As of the Closing Date, none of the Core Staff has resigned or terminated their services, and all of them have signed with the Company and provided to the Investor of this Round a labor contract and confidentiality, non-competition, and intellectual property protection agreements in a lawful manner, in which the labor term provided in the labor contract shall be no less than Two (2) years from the Closing Date.

(6)

From the execution date of this Agreement to the Closing Date, there is no change in the assets, financial conditions, business operation, technologies, and legal matters of the Company that may cause material adverse effects to the Company.

(7)	The Company has sent a Remittance Notice, containing the information about the Company’s bank account, to the Investor of this Round.

(8)

On the Closing Date, the Warrantors deliver a notice indicating the satisfaction of closing conditions to the Investor of this Round, confirming that the Prerequisites provided in Article 4 hereof have been satisfied, and declaring that there are no matters causing material adverse effects to the equity interests, assets, business, and operation of the Company from the execution date of this Agreement to the Closing Date.

(9)	The investment committee or another decision-making body of the Investor of this Round has approved the transaction under this Agreement.

(10)

The Investor of this Round has completed the legal, financial, and business due diligence investigation on the Company; and a law firm and accounting firm having corresponding qualifications have issued to the Investor of this Round a due diligence report on Chinese laws and a financial and tax due diligence report under the Accounting Standard for Business Enterprises in the form and content satisfactory to the Investor of this Round with respect to the Capital Increase.

(11)

The Group Companies have performed the notification obligations and provided relevant written documents to lenders (including but not limited to China Construction Bank Corporation Daxing Branch, Bank of Beijing Co., Ltd. Daxing Branch, Hua Xia Bank Co., Ltd. Daxing Branch, Beijing Rural Commercial Bank Co., Ltd. Daxing Branch, Industrial and Commercial Bank of China Limited Beijing Economy and Technology Development Zone Branch) with respect to the Capital Increase.

4.2	Satisfaction and exemption

(1)

Subject to applicable laws, the Investor of this Round may confirm the exemption of any Prerequisites in writing at its discretion, and state the duration for completing the obligations involved in the Prerequisites exempted in such written confirmation.

(2)

The Warrantors shall, when considering that all Prerequisites are satisfied (except for those exempted in Article 4.2(1)), send a written confirmation letter to the Investor of this Round that has been signed by the Warrantors and in the form and content satisfactory to the Investor of this Round (hereinafter referred to as “Confirmation Letter for Prerequisites”), confirming that all the conditions in Article 4.1 have been satisfied, and declaring that there are no matters causing material adverse effects to the equity interests, assets, business, and operation of the Company from the execution date of this Agreement to the date when the Confirmation Letter for Prerequisites is issued. The Warrantors shall, when or before sending the Confirmation Letter for Prerequisites, provide various corresponding documents that may prove the satisfaction of each of the Prerequisites (except for those exempted in Article 4.2(1) or to be independently completed by the Investor of this Round) (in principle, such documents shall be originals ones, and may be duplicates affixed with the relevant parties’ stamps to confirm the consistency with the originals with the permission of the Investor of this Round), and other documents reasonably requested by the Investor of this Round.

(3)	Closing Conditions Satisfaction Date

(a)

If the Investor of this Round has any objection to the Confirmation Letter for Prerequisites (no objection shall be raised unreasonably), the Investor of this Round has the right to, within ten (10) working days after receiving the Confirmation Letter for Prerequisites, require the Warrantors to take further actions or provide further documents to the reasonable satisfaction of the Investor of this Round; in such cases, the Warrantors shall send a Confirmation Letter for Prerequisites to the Investor of this Round again, and the date when the Investor of this Round receives such Confirmation Letter for Prerequisites shall be the “Closing Conditions Satisfaction Date.”

(b)

If the Investor of this Round has no objection to the Confirmation Letter for Prerequisites, or makes no reply within ten (10) working days after receiving the Confirmation Letter for Prerequisites, the date when the Investor of this Round receives the Confirmation Letter for Prerequisites shall be the “Closing Conditions Satisfaction Date.”

(c)

The Warrantors shall notify the Investor of this Round in a timely manner in the event of any change in the Prerequisites stated in the Confirmation Letter for Prerequisites after the Closing Conditions Satisfaction Date and prior to the Closing Date.

Article 5 Undertakings of the Parties

5.1

The Warrantors jointly and severally make the following undertakings to the Investor of this Round (in the following content of this Article, the “Company”) includes each of the Group Companies and all of its subsidiaries and branches (if any)):

(1)

From the execution date of this Agreement to the Closing Date, the Warrantors shall make best efforts to cause the transaction contemplated under this Agreement to be completed in accordance with the provisions of this Agreement.

(2)

From the execution date of this Agreement to the Closing Date, unless notified and confirmed by the Parties in writing, without the consent of the Investor of this Round, the Warrantors shall not engage in any communication, discussion, or negotiation or sign any document with any other investor or investment company or institution on matters of making investment in the Company.

(3)	From the execution date of this Agreement to the Closing Date, without the consent of the Investor of this Round, the Warrantors shall not engage in matters listed in Article 11 of Appendix I hereto.

(4)

If the Investor of this Round exempts any Prerequisites provided in Article 4 of this Agreement on the basis of the Warrantors’ undertakings, the Warrantors shall abide by such undertakings, and continue to perform the obligations they have undertaken during the period approved in writing by the Investor of this Round.

(5)

If the absence of historical change documents causes an obstacle to the future financing or listing of the Group Companies, the Group Companies shall take all necessary measures to make rectification at the request of intermediary institutions.

(6)

From the execution date of this Agreement, unless with the prior written consent of the Investor of this Round, the Company shall operate its existing business as a going concern during normal operation without making any substantial changes to the nature, scope, or manner of such operation while keeping the principles of operation unchanged.

(7)

After the Closing Date, the Pintec Investment Amount (including any shareholder loans provided by Pintec to the Company, if any) shall be fully used for the day-to-day operation of the Company or other purposes agreed among the Parties in a manner to the satisfaction of Pintec; the Pintec Investment Amount shall not be used for other purposes not related to the foregoing without the consent of Pintec.

(8)

The Group Companies shall comply with the provisions of laws and regulations and abide by various industry standards in its operating activities. If, under relevant applicable laws or the requirements of competent authorities, a relevant business permit is required for the Company’s main business or any matter or act involved in the business operation related to its main business, the Company shall take all necessary measures and acts to apply for and renew such business permit no later than one year from the Closing Date in accordance with the provisions of laws and regulations, and the Warrantors shall cause the Company to apply and make best efforts to obtain such business permit without delay, including but not limited to Internet data center (IDC) business permit (if applicable), corporate credit business filing (if applicable), individual credit business permit (if applicable), and submit relevant written certificate documents to the Investor of this Round.

(9)

After the Closing Date, the Company shall establish and maintain accounting policies and financial regulations in compliance with applicable laws and regulations, so that the Company is in compliance with the requirements in Chinese laws and regulations on financial and accounting in its financial regulations and the management of books, vouchers, and invoices.

(10)	The Company shall pay taxes in strict compliance with the requirements of relevant tax laws and regulations of China.

(11)

Unless with the prior written consent of the Investor of this Round, (i) from the Closing Date to the first (1) anniversary of the Company’s initial public offering, the Founding Shareholders shall work on a full-time basis for the Group Companies, devote all their working time and energy to the business development of the Group Companies, and make best efforts for the benefits of the Group Companies without holding positions, making investments, or providing services outside of the Group Companies; and (ii) from the execution date of this Agreement to the later of the following (“Restricted Period”): (A) the first (1) anniversary of the Company’s initial public offering; or (B) the second (2) anniversary of the date when the labor (service) relationship between the Founders and the Company is terminated; or (C) the second (2) anniversary of the date when the Founding Shareholders do not hold, directly or indirectly, any equity interests in the Company, the Founding Shareholders and their affiliates shall not conduct, directly or indirectly, the following competing activities:

(a)	To directly or indirectly invest, participate in, assist, or engage in a business or entity (“Competing Entity”) in competition with the business of the Company by any means;

(b)	To persuade persons who are the Company’s clients or customers by any means for the purpose of providing them with goods or services similar to or in competition with those of the Company;

(c)

To persuade or induce the Company’s core employees or senior executives to leave the Company and joint or otherwise participate in a Competing Entity, except for employees or managers dismissed by the Company in accordance with relevant provisions for violating the labor contract of the Company’s regulations;

(d)

To disclose to others or use the Company’s commercial, accounting, financial, transaction, or intellectual property information, or any trade secrets or confidential information related to the Company for purposes not related to the Company at any time (including but not limited to the Restricted Period), except for information that is available from public channels.

If a Founding Shareholder engages in any competing activities in violation of the provisions of this article, the Founding Shareholder shall compensate the Company for direct economic losses, and all the shareholder’s rights (including but not limited to the rights to attend the Company’s shareholders’ meetings, designate directors and senior executives, and all shareholder voting rights provided under Chinese laws, the Shareholders’ Agreement, and Articles of Association) corresponding to the equity interests (if any) in the Company held, directly or indirectly, by the Founding Shareholder shall not be exercised, directly or indirectly through another entity, by such Founding Shareholder, but should be unconditionally entrusted to another person designated by the board of directors (with the consent of the director designated by Pintec); if the Founding Shareholder is a director of the Company at that time, the Founding Shareholder must resign from director, which vacancy shall be filled by an appointment made by other shareholders of the Company excluding the Founding Shareholder. For the avoidance of doubt, the shareholder’s rights entrusted to another person designated by the board of directors do not include economic rights in dividends, liquidation, etc.

For the purpose of this Agreement, an “affiliate” of a Party refers to any company, partnership, joint venture, or another entity that controls, is controlled by, or is under common control with the Party other than the Company; or refers to any direct relatives of the Party if the Party is an individual. An entity “controls” another entity if it is capable of deciding, or caused to be decided, the operation and decision making of the other entity by holding voting securities, contract, or otherwise. A “direct relative” refers to the spouse, children, parents, grandparents, and siblings.

(12)

The Founding Shareholders undertake that, their investments or positions held (if any) outside the Company shall be in compliance with Chinese laws and regulations and the requirements of China Securities Regulatory Commission (“CSRC”) or other relevant competent authorities on the review of initial public offering, and will not cause any legal obstacles to the initial public offering of the Company. During the application process for initial public offering of the Company, if CSRC or another competent authority raises any question on the external investment or position held by the Founding Shareholders, or if the external investment or position held by the Founding Shareholders is not in compliance with the policies of CSRC or other competent authorities on the review of initial public offering, the Founding Shareholders shall actively make adjustment to ensure that the initial public offering of the Company shall not be hindered. Notwithstanding the foregoing, at any time after the Closing, the Investor of this Round has the right to request the Founding Shareholders to terminate their external investment or position based on reasonable commercial purposes for the development of the Company, and the Founding Shareholders shall cooperate with such request.

(13)

The Founding Shareholders undertake to pay all the registered capitals subscribed in a full and timely manner in accordance with the Articles of Association. Notwithstanding the foregoing, at any time after the Closing, if the Company intends to apply for initial public offering, and the relevant competent authority and the listing rules applicable at that time request full payment of all registered capitals of the Company, the Warrantors shall cause the Founding Shareholders to make full payment for the registered capitals they subscribed.

(14)

The Warrantors shall make their best to protect the Company’s intangible assets, and take effective measures to prevent and stop acts infringing the Company’s intangible assets. Within three (3) months from the Closing Date, the Warrantors shall cause the intangible assets (if any, including but not limited to business operation qualifications, trademarks, domain names, source code and server accounts for mobile Internet applications, WeChat official accounts and similar SNS website/application accounts, patents, and software copyrights) held by all employees (including the Founders) of the Company in connection with the Company’s main business to be transferred to the Company with lawful ownership being held by the Company, regardless of whether such intangible assets are obtained before or after the execution date of this Agreement. Without the written consent of the Investor of this Round, none of the Warrantors and the Company’s employees may dispose of such intangible assets or use such intangible assets for activities beyond the Company’s main business without permission.

(15)

The Warrantors undertake to take all necessary measures and acts to submit registration or filing applications to government authorities within three (3) months when the conditions are satisfied for obtaining title certificates for the intangible assets (including but not limited to trademarks, patents, software copyrights, and domain names) required in the Company’s main business.

(16)

The Warrantors shall take all necessary measures to prevent any acts infringing the intellectual property rights, trade secrets, proprietary information, or other similar rights of others, and shall promptly notify the Investor of this Round of possible claims, disputes, or litigation proceedings requiring the Company to make compensation for infringing the intellectual property rights, trade secrets, proprietary information, or other similar rights of any third party.

(17)

The Warrantors undertake that the Company will continue to abide by all laws and regulations related to labor and taxation (including but not limited to making full payment for relevant social insurance premiums and contributions of housing funds for all employees in accordance with applicable laws and regulations, and reporting and promptly paying due taxes in accordance with applicable laws and regulations and the requirements of relevant tax authorities).

(18)

At the request of Pintec, the Company shall, within thirty (30) working days from receiving a written notice from Pintec, obtain a business license issued by an operation registration authority and provide the Investor of this Round with a duplicate of such business license, in which the shareholders registered by the Company with the operation registration authority shall be changed to those listed in Article 1.3 hereof. The Company shall, within [thirty (30)] working days from obtaining the new business license, provide the Investor of this Round with one original of the Articles of Association retrieved from the operation registration authority and affixed with the query stamp of the operation registration authority.

(19)

The Investor of this Round shall be automatically entitled to all conditions, shareholder’s rights, or protection provisions that are more preferential and offered by the Company to other investors before and after the Capital Increase is completed.

(20)	The Company shall de-register Hong Kong XBN Ecommerce within eight (8) months from the Closing Date.

(21)

Within six (6) months from the Closing Date, the Company shall go through all necessary domestic registration or filing formalities for external investment to be made by the Company in Hong Kong XBN Information Technology (including but not limited to overseas investment project filing and foreign exchange registration with the Development and Reform Commission).

(22)	The Company shall de-register Xiao Benniao Zhonghan within six (6) months from the Closing Date.

(23)	Prior to the initial public offering of the Company, the employee share/option pool planned by the Company shall not dilute the shareholding ratio of Pintec in the Company.

(24)

Prior to the initial public offering of the Company, subject to local laws and regulations of Bahrain, the Company shall transfer all the equity interests in Bahrain XBN Electronic and Bahrain XBN Furniture to US Bestmind Trade, and complete the shareholder register or other documents and proceedings required by competent local authorities for Bahrain XBN Electronic and Bahrain XBN Furniture before the Closing.

(25)

Within six (6) months from the Closing Date, the Company shall sign an Information Technology Service Contract and obtain a Registration Certificate for Technology Export Contract from the commerce administration, which Contract and Certificate are contingent upon the incomes of US XBN and the needs for repatriation to China.

(26)

The Company undertakes to notify Beijing Xingxing Equity Investment Partnership (Limited Partnership) (“Beijing Xingxing”) of this Capital Increase within ninety (90) days from the Closing, and confirm, with Beijing Xingxing, the subsequent handling of the Debt-to-Equity Agreement on Beijing Xiao Benniao Information Technology Co., Ltd. dated July 26, 2019 (“Debt-to-Equity Agreement”): (a) if Beijing Xingxing elects the conversion of debts to equity, Beijing Xingxing shall issue a written exemption letter, confirming that the Company is exempted from all legal liabilities for failure in fully performing obligations after the previous round of financing, that Beijing Xingxing will not take any remedy measures such as violation or claim proceedings, and shall complete change formalities with the administration for industry and commerce for the conversion of debts to equity; or (b) if Beijing Xingxing does not elect the conversion of debts to equity, the Company and Beijing Xingxing shall terminate the Debt-to-Equity Agreement and the Supplementary Agreement to the Debt-to-Equity Agreement on Beijing Xiao Benniao Information Technology Co., Ltd. dated May 12, 2020 (“Supplementary Agreement”), for which the violation liabilities shall be borne by Existing Shareholders; or (c) other handing method negotiated by the Parties to the satisfaction of Pintec.

(27)

The Company undertakes to transfer 66% equity interests held by the Company in Shoukong Jinxin to a third party and complete corresponding change formalities with the administration for industry and commerce within sixty (60) day from the Closing.

(28)

The Company undertakes that Xu Danxia and the Company or a wholly-owned subsidiary of the Company shall sign an Equity Transfer Agreement and complete corresponding change formalities with the administration for industry and commerce within sixty (60) days from the Closing, under which the 1% equity interests held by Xu Danxia in Xiong’an Xianfei Shuzhi shall be transferred to the Company or the wholly-owned subsidiary of the Company at the consideration of zero.

(29)

The Company undertakes to determine its actual office place within ninety (90) days from the Closing, sign a Property Lease Contract with the lessor of the office place, and deliver a duplicate thereof to the Investor of this Round. If the Company changes its actual office address to another address other than its registered address, the Company shall further go through corresponding change formalities with the administration for industry and commerce.

(30)

The Company undertakes that, Xu Danxia shall transfer 40% equity interests held by Xu Danxia in Yunruitian (Beijing) Technology Co., Ltd. to a third party and complete corresponding change formalities with the administration for industry and commerce within sixty (60) day from the Closing.

(31)	US Bestmind Trade becomes the sole shareholder of US XBN, for which the change registration has been completed in California.

(32)

The Group Companies have obtained a written consent document with respect to the Capital Increase from lenders (including but not limited to China Construction Bank Corporation Daxing Branch, Bank of Beijing Co., Ltd. Daxing Branch, Hua Xia Bank Co., Ltd. Daxing Branch, Beijing Rural Commercial Bank Co., Ltd. Daxing Branch, Agricultural Bank of China Limited Beijing Daxing Branch, Industrial and Commercial Bank of China Limited Beijing Economy and Technology Development Zone Branch).

5.2	The Existing Shareholders undertake that:

(1)

From the execution date of this Agreement to the completion of the Capital Increase, the Existing Shareholders shall make all reasonable efforts to cause the transaction contemplated under this Agreement to be completed in accordance with the provisions of this Agreement.

(2)

From the execution date of this Agreement to the completion of the Capital Increase, they shall provide necessary documents to assist the Company in obtaining all the government approvals, consents, permits, registration, and filing required under this Agreement or required for performing this Agreement.

(3)

Pintec, as the Investor of this Round, has all pre-emptive rights; in the event of any inconsistency between the provisions in agreements with other investors and in this Agreement, the written confirmation issued by Pintec prevails.

5.3	The Investor of this Round undertakes that:

(1)

From the execution date of this Agreement to the completion of the Capital Increase, the Investor of this Round shall make all reasonable efforts to cause the transaction contemplated under this Agreement to be completed in accordance with the provisions of this Agreement.

(2)

The Investor of this Round shall provide necessary documents to assist the Company in obtaining all the government approvals, consents, permits, registration, and filing required under this Agreement or required for performing this Agreement.

Article 6 Effectiveness, amendment, and rescission of this Agreement

6.1	This Agreement shall become effective and binding on the Parties from the date first written above after being signed by the Parties or being affixed with the official stamps of the Parties.

6.2	Any amendment to this Agreement shall be made by the Parties in writing, and constitute an integral part of this Agreement.

6.3	Rescission.

This Agreement may be rescinded by any of the following means:

(1)	The Parties hereto negotiate to reach a consensus and rescind this Agreement in writing;

(2)

Upon the occurrence of any of the following circumstances, the Investor of this Round may notify the Company and Founding Shareholders in writing to rescind this Agreement, which notice shall be sent at least [five (5)] working days in advance and shall state the effective date of the rescission:

(a)

The representations or warranties made by the Warrantors are seriously untrue or contain material omissions, causing the effect that the investment cannot be closed, or causing serious limits on the rights of the investor;

(b)

The Warrantors seriously violate any of their undertakings, obligations, or responsibilities hereunder not due to force majeure, and fail to make rectification within sixty (60) working days from the date of violation, causing the effect that the investment cannot be closed, or causing serious limits on the rights of the investor.

(3)

If the Prerequisites provided in Article 4 hereof are not satisfied within [ninety (90) days] from the execution date of this Agreement and not exempted by the Investor of this Round, the Investor of this Round has the right to send a written notice to unilaterally rescind this Agreement.

6.4	Effects of rescission

After this Agreement is rescinded in accordance with Article 6.3 above:

(1)

Unless otherwise agreed by the Parties then, each Party shall return the consideration (if any) it received from any other Party hereunder on the principle of fairness, reasonableness, honesty and good faith, to return to the original state prior to the execution of this Agreement. For the avoidance of doubt, any Party shall be liable for any losses it caused due to violation of this Agreement prior to the rescission of this Agreement;

(2)

Except for Article 7 (Confidentiality), Article 8 (Liabilities for breach of agreement and indemnity), Article 9 (Applicable law and dispute resolution), and Article 11 (Miscellaneous), this Agreement shall not be binding and effective any longer, and the rights, obligations, and responsibilities of the Parties under this Agreement shall be terminated.

Article 7 Confidentiality

7.1

Unless otherwise provided herein, the Parties hereto shall make their best efforts to keep the confidentiality of any technical information, business information, or any non-public information and materials (including written, oral, tangible, or intangible information and materials) in any form of the other Party obtained by negotiating, signing, or performing this Agreement or by due diligence investigation, such information including but not limited to any content hereof and other possible cooperation and transactions between the Parties, until such information and materials are disclosed to the public by the providing party. Any Party shall restrict such information only to its directors, shareholders/partners, senior employees, employees, agents, advisors, contractors, suppliers, and customer etc. who are required to know such information for performing the obligations hereunder.

7.2	The restriction above is not applicable to:

(1)	Information generally and lawfully available to the public at the time of disclosure;

(2)	Information that becomes generally and lawfully available to the public after the disclosure not due to the faults of the receiving party;

(3)	Information proven to be in the possession of the receiving party prior to the disclosure instead of being obtained, directly or indirectly, from the other party;

(4)

Confidential information that any Party is obliged to disclose to relevant government authority or stock exchange under laws, or that is disclosed by any Party to its legal advisers, financial advisers, and investors as required by normal business operation.

7.3

Every Party hereto shall instruct its directors, shareholders/partners, senior employees, employees, agents, advisors, contractors, suppliers, and customers, and the directors, shareholders/partners, senior employees, employees, agents, advisors, contractors, suppliers, and customers of its affiliates to abide by the confidentiality obligations provided in Article 7.

7.4	The Parties shall abide by the confidentiality obligations provided in Article 7 despite the rescission or termination of this Agreement for any reason.

Article 8 Liabilities for breach of agreement and indemnity

8.1

The Group Companies and Founding Shareholders (“Indemnifying Party”) shall jointly and severally indemnify and hold the Investor of this Round (“Indemnified Party”) harmless from their acts in violation of the provisions hereof, unless exempted in writing by the Indemnified Party.

8.2

The Indemnifying Party shall jointly and severally indemnify and hold the Indemnified Party harmless from any damages and losses suffered, directly or indirectly, by the Indemnified Party due to any of the following circumstances, whether disclosed or not:

(1)

The Group Companies fail to pay the contributions to the social insurance program (including pension, medical, unemployment, employment injury and maternity insurances) and housing provident fund the Chinese laws require them to pay for their employees on or prior to the Closing Date;

(2)

The Group Companies fail to pay any taxes due that the Chinese laws require them to pay or withhold on or prior to the Closing Date, (including but not limited to any penalties, surcharges, fines and interest in connection with such taxes and charges);

(3)	Any penalty or liability resulting from any accounting treatment made by the Group Companies;

(4)	The Group Companies fail to obtain relevant business certificates or licenses in accordance with legal requirements, resulting in punishments or liabilities;

(5)	The Group Companies are involved in a dispute over equity ownership;

(6)	The Group Companies infringe the intellectual property rights of a third party, or the Company’s intellectual property rights are involved in any ownership dispute;

(7)	There are any pending litigation, arbitration, or other legal proceedings, in which the Group Companies are held liable for any compensation to a third party;

(8)

Any core employee of the Group Companies violates their non-competition or confidentiality undertakings made to any third party or the Group Companies, and the Company is indolent to hold such core employee liable;

(9)	Missing documents about historical changes of the Group Companies cause material adverse effects to the daily operation and listing of the Group Companies;

(10)

The Group Companies and/or Founders fail to complete the approval or filing formalities for overseas investments (including but not limited to those for the investment made by the Group Companies and Founders in the United States, Hong Kong, Kingdom of Bahrain, etc.);

(11)	Any related-party transaction of the Group Companies is unfair or involves tunneling of interests;

(12)	Any property leased by the Group Companies is involved in any dispute due to ownership;

(13)	The founders or Core Staff of the Group Companies engage in business competing with the Company, causing losses to the Company;

(14)	The Group Companies and/or Founders violate anti-corruption and anti-bribery laws, regulations, and policies.

8.3

If the Company has any actual or potential debts that are not reflected in the financial statements dated [December 31, 2020] as provided in the due diligence investigation, the Founding Shareholders are responsible for repaying such debts, and neither the Company nor the Investor of this Round shall be responsible for such debts; furthermore, if any loss is caused to the Company or the Investor of this Round due to such debts, the Founding Shareholders shall indemnify the Company and the Investor of this Round in a manner satisfactory to the Investor of this Round.

8.4

If any Party hereto violates the provisions hereof, in addition to other rights provided hereunder, the other Parties also have the right to request specific and comprehensive performance of obligations under this Agreement by indemnifying party.

Article 9 Applicable law and dispute resolution

9.1	Applicable law

This Agreement is governed by the laws of China. In the absence of provisions in relevant prevailing Chinese laws on certain content in this Agreement, common international practices shall be applicable.

9.2	Dispute resolution

Any disputes arising from or in connection with this Agreement shall be submitted to Beijing Arbitration Commission for arbitration in Beijing in accordance with its then effective arbitration rules. The arbitration award shall be final, and binding on the Parties. During the dispute resolution, except for the matters in dispute, the Parties shall continue to perform other provisions hereof.

Article 10 Expenses

If the transaction under this Agreement is completed, or if the Closing is not achieved not due to Pintec, the Company shall bear all the expenses incurred by Pintec for this transaction for legal, financial, due diligence investigation, and drafting documents related to this transaction. However, Pintec shall be solely responsible for such expenses if the transaction under this Agreement is terminated due to Pintec.

Article 11 Miscellaneous

11.1	Headings: The headings contained herein are for reference only without affecting the meanings or interpretation of this Agreement by any means.

11.2	Notice

For notices sent to the Group Companies or the Founding Shareholders:

Attention: [Xu Danxia]

Mailing address: [Building 5, Huashang Creativity Center, 18 Keyuan Road, Daxing Economic Development Zone, Beijing]

Telephone: [13901175376]

Email: [xdx@Xiao Benniao.com]

For notices sent to Other Existing Shareholders:

Attention: [Zhang Ping]

Mailing address: [Building 5, Huashang Creativity Center, 18 Keyuan Road, Daxing Economic Development Zone, Beijing]

Telephone: [13801113373]

Email: [zhang_ping@Xiao Benniao.com]

For notices sent to Pintec:

Attention: [Investor Relation Department]

Mailing address: [9/F, No. 17, East 3 Ring Road, Chaoyang District, Beijing]

Telephone: [010-8564 3600]

Email: [ir@pintec.com]

Any notice, demand, request, or any other communication required or permitted under this Agreement shall be made in writing, and any notice shall be deemed as delivered when sent in the following manner:

(1)	sent by fax, image scanner, or other electronic communication means (provided that the sending party has received a confirming notice email);

(2)	personal delivery;

(3)	upon seven (7) days after handing over to a courier service company.

11.3	If any one or more provisions hereof, or any one or more legal documents related to the capital increase are held invalid, illegal, or unenforceable under any relevant laws:

(1)

The validity, legality, and enforceability of other provisions hereof shall not be affected or damaged but shall be fully valid, and except for the agreements that are held as invalid, illegal, or unenforceable, the validity, legality, and enforceability of other agreements related to the capital increase shall not be affected or damaged but shall be fully valid;

(2)

The Parties shall immediately replace such invalid, illegal, or unenforceable provisions or agreements with valid, legal, and enforceable provisions or agreements with the intention closest to that of the invalid, illegal, or unenforceable provisions or agreements.

11.4	This Agreement is made in Chinese in [9] originals, with the Group Companies holding [8] originals and the Investor of this Round holding one original, each original having the same legal force.

11.5

The Parties agree that, when the Company goes through the approval/filing formalities for change registration with a business registration authority with respect to the Capital Increase, if a relevant administrative authority requires the Parties to separately sign an capital increase agreement in a specified format, the Parties acknowledge and agree that, such capital increase agreement in the specified format is merely for the purpose of registration, filing, or approval by the relevant administrative authority, but does not constitute the modification, supplement, or alternation to this Agreement, and in the event of any inconsistency between such capital increase agreement in such specified format and this Agreement, this Agreement still prevails.

—The remainder of this page contains no text, and is followed by the signature page—

[This page contains no text, but is a signature page to the Capital Increase Agreement on Beijing Xiao Benniao Information Technology Co., Ltd.]

Group Companies:

Beijing Xiao Benniao Information Technology Co., Ltd. (Stamp)

Legal representative:

Beijing Qinliandeli International Trade Co., Ltd. (Stamp)

Legal representative:

Haiweizhen (Beijing) Network Technology Co., Ltd. (Stamp)

Legal representative:

Beijing Yimaoxing International Trade Co., Ltd. (Stamp)

Legal representative:

Signature page to the Capital Increase Agreement

Beijing Xiao Benniao Supply Chain Management Co., Ltd. (Stamp)

Legal representative:

Beijing Youshida International Trade Co., Ltd. (Stamp)

Legal representative:

Signature page to the Capital Increase Agreement

[This page contains no text, but is a signature page to the Capital Increase Agreement on Beijing Xiao Benniao Information Technology Co., Ltd.]

Group Companies:

Xianfei (Hainan) International Trade Co., Ltd. (Stamp)

Legal representative:

Shenzhen Tianxia Logistics Technology Co., Ltd. (Stamp)

Legal representative:

Beijing Hongweichuangshi Technology Co., Ltd. (Stamp)

Legal representative:

Beijing Zhuandong Culture Technology Co., Ltd. (Stamp)

Legal representative:

Signature page to the Capital Increase Agreement

Shoukong Jinxin (Beijing) Technology Co., Ltd. (Stamp)

Legal representative:

Signature page to the Capital Increase Agreement

[This page contains no text, but is a signature page to the Capital Increase Agreement on Beijing Xiao Benniao Information Technology Co., Ltd.]

Group Companies:

Xiao Benniao Feishi Technology (Beijing) Co., Ltd. (Stamp)

Legal representative:

Xiao Benniao Zhonghan (Beijing) Technology Co., Ltd. (Stamp)

Legal representative:

Xuzhou Xianfei Shuzhi Information Technology Co., Ltd. (Stamp)

Legal representative:

Hebei Xiong’an Xianfei Shuzhi Technology Co., Ltd. (Stamp)

Legal representative:

Signature page to the Capital Increase Agreement

Zhejiang Xianfei Shuzhi Technology Co., Ltd. (Stamp)

Legal representative:

XBN E-commerce Co., Ltd.

Authorized representative:

Signature page to the Capital Increase Agreement

[This page contains no text, but is a signature page to the Capital Increase Agreement on Beijing Xiao Benniao Information Technology Co., Ltd.]

Group Companies:

Bestmind Trade and Service Ltd.

Authorized representative:

XBN Information Technology Co., Ltd.

Authorized representative:

XBN Ecommerce (Hong Kong) Limited

Authorized representative:

[Alphamic Limited]

Authorized representative:

Signature page to the Capital Increase Agreement

New & Vigorous Electronic Trading W.L.L.

Authorized representative:

Comforyou Furniture & Kitchenware Trading W.L.L.

Authorized representative:

Signature page to the Capital Increase Agreement

[This page contains no text, but is a signature page to the Capital Increase Agreement on Beijing Xiao Benniao Information Technology Co., Ltd.]

Existing Shareholders:

Xu Danxia

By:

Zheng Yu

By:

Lv Yin

By:

Shi Haonan

By:

Signature page to the Capital Increase Agreement

Liu Feng

By:

Signature page to the Capital Increase Agreement

[This page contains no text, but is a signature page to the Capital Increase Agreement on Beijing Xiao Benniao Information Technology Co., Ltd.]

Investor of this Round:

[Sky City (Beijing) Technology Co., Ltd.] (Stamp)

By:

Signature page to the Capital Increase Agreement

Appendix I

The Warrantors jointly and severally make the representations and warranties to the Investor of this Round with respect to the matters below:

1.

The Company is a limited liability company duly established and validly existing under the laws of the People’s Republic of China, and the historical changes of the Company are fully in compliance with the provisions in the laws of China. The Existing Shareholders are lawful and valid owners of the Company.

2.

None of the Founding Shareholders, the Company, or its subsidiaries and branches has promised to offer, or actually offered, any corporate equity interests, shares, bonds, options, or rights and interests of the same or similar nature to any third person in any manner. As of the Closing Date, all the equity interests or capital contributions of the Company are free from any pledge, other security interests, third-person rights and interests, or any other encumbrance.

3.

Historical capital contributions or additional capital contributions made by the Company’s Existing Shareholders to the Company, and relevant formalities thereof, are in full compliance with the prevailing laws and regulations of China at that time without any act of delaying in making payment, making false capital contribution, or withdrawing capitals. In historical equity transfers of the Company prior to the Capital Increase, the considerations for relevant equity transfers have been paid without any dispute, and taxes have been reported and paid (if necessary) correspondingly.

4.

The Warrantors have disclosed to the Investor of this Round, in writing, all the subsidiaries and branches of the Company and their shareholding structures. None of the shareholding structures contain shareholding on behalf of others except for those agreed by the investor. Except for the circumstances disclosed in writing to the Investor of this Round prior to the Closing hereunder, the Company does not own or control, directly or indirectly, any rights and interests in any other companies, partnerships, trusts, joint ventures, organizations, or other entities, and does not operate any offices, branches, or subsidiaries. Except for the circumstances disclosed in writing to the Investor of this Round prior to the Closing hereunder, the Founding Shareholders do not own or control, directly or indirectly, any rights and interests in any other companies, partnerships, trusts, joint ventures, organizations, or other entities except for the Company.

5.

The Warrantors are entities duly established and validly existing in accordance with the laws of its place of domicile and have full capacity for civil conduct, or natural persons with full capacity for civil rights and capacity for civil conduct under applicable laws. The Warrantors, on a voluntary basis, have the full rights and authorities to enter into and perform this Agreement and complete the transaction contemplated hereunder. The Warrantors have obtained the lawful and valid authorization for all necessary acts taken for this Agreement and all the transactions contemplated hereunder. This Agreement, once signed, constitutes lawful, valid, and binding obligations of the Warrantors.

6.

The execution and performance of this Agreement is not in contradiction or conflict with the Articles of Association of the Company, the laws, regulations, and administrative orders of government authorities applicable to the Warrantors, or other contracts or legal documents to which the Warrantors are a party, and will not result in a violation of the provisions above or constitute non-performance of or inability to perform the provision above.

7.	The Company has all permits, authorizations, approvals, recognition, or filing from government authorities or administration authorities required for operating its business at present.

8.

The Company is in compliance with the provisions of relevant laws and regulations, including but not limited to industry and commerce administration, taxation, customs, foreign exchange, environment protection, food safety, sanitation, investment in fixed assets, land, construction, safety in production, product quality, fire fighting, labor, anti-corruption, anti-bribery, etc., in all material aspects in its production, operation, project construction, and business activities since its establishment, does not have any acts in violations of laws, and is not subject to any punishment in any form imposed by any government authorities.

9.

The financial statements as of [December] [31], [2020] (“Financial Statement Date”) provided by the Company to the Investor of this Round presented the operating conditions and financial conditions of the Company during relevant periods and at the Financial Statement Date in a true, accurate, and complete manner, and the content of the information and description reflected in such financial statements is true, accurate, and complete without omissions or concealment that may cause substantial impacts on the transaction contemplated under this Agreement.

10.

The Company has disclosed, in writing, all actual and reasonably expected loans, debts, guarantees, and liabilities of the Company as of the execution date of this Agreement to the Investor of this Round in a comprehensive, accurate, and complete manner, including but not limited to outstanding loans (borrowings) from financial institutions, and third-party guarantees provided by the Company for any third-party debts or interests thereof; the Company does not have any actual or potential debts not disclosed by now.

11.

From the Financial Statement Date to the Closing Date, unless otherwise provided in this Agreement, or except for matters that have been disclosed, in writing, by the Company to and acknowledged by the Investor of this Round, none of the Founding Shareholders and the Company has the following circumstances:

(1)	Offering, repurchase, changing, transferring, or other disposal of any equity interests, bonds, options, or rights and interests of the same or similar nature;

(2)	Any dividends or other distributions declared or paid;

(3)	Acquisition of any equity interests or assets, combination, merger, joint investment, or other similar transactions;

(4)	Any sale, lease, transfer, or disposal of all or a substantial part of its assets;

(5)	Amendment to its Articles of Association except for those made in accordance with this Agreement;

(6)	Except for daily operations, acquisition of assets over RMB [1] million, or entering into a contract for such purposes;

(7)	Making any arrangement or entering into any contract or agreement with an affiliate, Founding Shareholder, director, or employee;

(8)	Borrowing capital from an affiliate, Founding Shareholder, director, or employee;

(9)

Taking loans from any party, acting as a guarantor, or making compensation for the performance or obligations of an affiliate, Founding Shareholder, director, or employee; or providing financial assistance to any affiliate, Founding Shareholder, director, or employee in any manner except for internal capital movement made in accordance with law;

(10)	Any acts that may lead to the circumstances above.

The scope of an “affiliate” shall be determined in accordance with the Company Law and the criteria implemented by China Securities Regulatory Commission in identifying affiliates of listed companies.

12.

The Company has reported and promptly made full payment for taxes payable in accordance with Chinese laws and the requirements of relevant tax authorities. The Company does not owe any taxes, and is subject to no punishment imposed by tax authorities due to any tax matters. There are no assets detained due to the Company’s failing in paying taxes. There is no dispute between the Company and tax authorities that may cause tax liabilities on the Company (including penalties collected by tax authorities).

13.

The Company is in compliance with the requirements in Chinese laws and regulations on financial and accounting in all material aspects in its financial regulations and the management of books, vouchers, and invoices.

14.

The Company has the legitimate title to or right to use any movable properties, real estate, and intangible assets owned, possessed, or used by the Company, and the properties owned, possessed, or used by the Company are free from any pledge, mortgage, lien, other security interests, third-person rights and interests, or any other encumbrance (except for those disclosed in writing by the Company to the Investor of this Round).

15.

The Company has fully disclosed to the Investor of this Round, in writing, all the real estates owned and used by the Company. The Company has obtained a lawful and valid title certificate for each real estate held by the Company (including the certificate of housing ownership and certificate of land use rights), and to the knowledge of the Company, there are no records indicating that relevant land and housing administration authorities have objection to any title certificate held by the Company for real estates. The current purposes of real estates are the purposes permitted in compliance with relevant planning and construction regulations, and to the knowledge of the Company, the real estates are subject to no adverse effects of any planning.

16.

The Company has fully disclosed to the Investor of this Round, in writing, all the intellectual property rights owned and used by the Company. The Company has lawful ownership of or rights to use all the intellectual property rights in use (including but not limited to patents, trademarks, copyrights, know-hows, domain names, and trade secrets), and has obtained necessary authorizations or licenses for any business operation activities involving the intellectual property rights of others. The Company has not infringed the intellectual property rights, trade secrets, proprietary information, or other similar rights of others, and there are no actual or possible claims, disputes, or litigation proceedings requiring the Company to make compensation for infringing the intellectual property rights, trade secrets, proprietary information, or other similar rights of any third party. The trademarks, patents, software copyrights, and domain names owned by the Company have been duly registered in accordance with law, or relevant registration applications have been filed in accordance with law.

17.

Material contracts or agreements with the subject amount over RMB [1] million to which the Company is a party are lawful, valid, and enforceable, and such material contracts or agreements have been properly and fully performed without any violation. Except for those disclosed in writing to the Investor of this Round, the Company has not entered into any of the following contract or agreement: (a) not created during day-to-day operations; (b) not on a fair and justice basis; (c) related-party transactions; or (d) may cause loss or damage to the Company’s interests according to reasonable judgement at the time of execution.

A “related-party transaction” refers to a transaction between the Company and its affiliates, directors, supervisors, senior executives, or a direct relative of the foregoing, including but not limited to the use of funds, provision of financing, purchase, license, and debts.

18.

The directors, supervisors, senior executives, and Core Staff (refer to Appendix II for a list) of the Company have no direct or indirect business activities in any other companies, enterprises, partnerships, or other entities in competition with the Company’s main business as employees (full-time and/or part-time). Except for those disclosed to the Investor of this Round, the Founders, senior executives, and core employees do not have other investments in competition with the Company’s main business outside the Company. The Founders, senior executives, and core employees do not have confidentiality obligations or non-competition restriction obligations to their former employers and any third party, and their duties in the Company do not constitute the violation or infringement against any third party.

19.

The Company abides by all applicable labor regulations, and is not in any labor dispute with its existing employees. The Company does not have due but unpaid economic compensation or similar payment obligations in connection with termination of employment. The Company has made full payment and/or withheld full amount for the basic pension insurance, basic medical insurance, unemployment insurance, work-related injury insurance, maternity insurance, and other social insurance premiums and housing funds payable under all relevant laws and regulations in accordance with relevant applicable laws and regulations. The Company is not in any dispute related to social insurance premiums or housing funds, and there is no sign or indication that an punishment will be imposed due to failure in making full payment for social insurance premiums and housing funds.

20.

There are no ongoing litigation, arbitration, administrative punishment, administrative review, or other legal proceedings against or in connection with the Company and Founding Shareholders that have not been disclosed in this Agreement, and no circumstances under which the Company will be held legally liable or responsible according to the rulings or decisions made by courts, arbitration institutions, and other judicial or administrative authorities.

21.

To the knowledge of the Warrantors, there are no facts related to the Company or its business that may cause material adverse effects but are not disclosed in this Agreement or financial statements, or not otherwise disclosed in writing by the Company to the Investor of this Round. There are no misrepresentations, omissions, or misleading statements in the representations and warranties made by the Warrantors during the negotiation and execution of this Agreement.

22.

There are no economic disputes, creditor’s rights and debts, or possible liabilities in connection with the Company or its business between the Founding Shareholders and the Company or other Existing Shareholders of the Company that have not been disclosed in this Agreement except for those disclosed.

23.

The use of crawler technologies by the Company is not in violation of laws, regulations, and business ethics, and there is no act of disturbing the market competition order or causing damages to the legitimate rights and interests of other entities or consumers.

Appendix II List of Core Staff

No.	Name	Title	Contract term

1.	Xu Danxia	Chairperson and President	Indefinite term

2.	Wang Wei	Senior Vice President	2020-01-01 to 2023-12-31

3.	Zhang Ge	Senior Vice President	2019-10-14 to 2022-10-14

4.	Zhang Jiaming	Financial Advisor	2021-07-01 to 2024-06-30

5.	Meng Qinghui	Department General Manager	2019-10-01 to 2021-09-11

6.	Ma Hong	Director of Supply Chain Financial	2020-09-01 to 2023-09-02

7.	Qi Yong	Director	2020-05-20 to 2022-05-19

8.	Liu Beibei	Operation Manager	2020-02-22 to 2022-02-21

9.	Lin Yonghui	Supply Chain Business Director	2021-01-04 to 2022-11-06

10.	Zhang Xiaojuan	Department General Manager	2021-04-06 to 2023-04-05

11.	Zhang Ji	Marketing General Manager	2219-01-03 to 2023-01-02

12.	Duan Hefei	Department General Manager	2019-01-01 to 2022-01-01

13.	Sun Shumin	Financial manager	2020-10-01 to 2023-09-30

Appendix III Shareholders’ Agreement

Appendix IV Articles of Association

Exhibit V Disclosure Letter

Appendix VI Corporate Account

Appendix VII Group Companies

(1)

Beijing Xiao Benniao Supply Chain Management Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Xiao Benniao Supply Chain”), having its registered address at: Room 138, 1/F, Suite A3, Building 1, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01EWY16M;

(2)

Beijing Qinliandeli International Trade Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Beijing Qinliandeli”), having its registered address at: Room 318, 3/F, Building 5, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01Q5G99Y;

(3)

Haiweizhen (Beijing) Network Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Beijing Haiweizhen”), having its registered address at: Room 521, 5/F, Building 5, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01K0HQ86;

(4)

Beijing Yimaoxing International Trade Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Beijing Yimaoxing”), having its registered address at: Room 2064, 2/F, Building 2, 12 Jinxing Road, Daxing District, Beijing; unified social credit code:9111011507857803X5;

(5)

Beijing Youshida International Trade Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Beijing Youshida”), having its registered address at: Room 321, 3/F, Building 5, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01Q3HL8E;

(6)

Xianfei (Hainan) International Trade Co., Ltd., a limited liability company registered in Haikou in accordance with the laws of China (“Xianfei Hainan”), having its registered address at: Room 601-2, Building B, Hainan Normal University National University Science Park, 3 Haitao Avenue, Jiangdong New Area, Meilan District, Haikou City, Hainan Province; unified social credit code: 91469027MA5TMEDX3Q;

(7)

Shenzhen Tianxia Logistics Technology Co., Ltd., a limited liability company registered in Shenzhen in accordance with the laws of China (“Shenzhen Tianxia Logistics”), having its registered address at: 202TX, Building 27, Jinxing Materials Company, Science & Industry Park, Technology Park Community, Yuehai Subdistrict, Nanshan District, Shenzhen City; unified social credit code: 91440300MA5FJ7NL0N;

(8)

Beijing Hongweichuangshi Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Beijing Hongweichuangshi”), having its registered address at: Room 431, 4/F, Building 3, 18 Jinxing Road, Daxing District, Beijing; unified social credit code: 91110115MA01BGM87Y;

(9)

Beijing Zhuandong Culture Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Beijing Zhuandong Culture”), having its registered address at: Room 520, 5/F, Building 5, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA020E1X3M;

(10)

Shoukong Jinxin (Beijing) Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Shoukong Jinxin”), having its registered address at: Room 131, 1/F, Suite A3, Building 1, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01EL220B;

(11)

Xiao Benniao Feishi Technology (Beijing) Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Xiao Benniao Feishi”), having its registered address at: Room 413, 4/F, Building 5, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01EYF7XC;

(12)

Xiao Benniao Zhonghan (Beijing) Technology Co., Ltd., a limited liability company registered in Beijing in accordance with the laws of China (“Xiao Benniao Zhonghan”), having its registered address at: Room 155, 1/F, Suite A3, Building 1, 18 Keyuan Road, Daxing Economic Development Zone, Beijing; unified social credit code: 91110115MA01GU7D8X;

(13)	Bestmind Trade and Service Ltd., a company incorporated in accordance with the laws of California (“US Bestmind Trade”), having the registration No.: C4250332;

(14)	XBN E-commerce Co., Ltd., a company incorporated in accordance with the laws of California (“US XBN”), having the registration No.: C3679117;

(15)	[Alphamic Limited], a company incorporated in accordance with the laws of Hong Kong (“Hong Kong Alphamic”), having the registration No.: [2949175];

(16)	[XBN Information Technology Co., Ltd.], a company incorporated in accordance with the laws of Hong Kong (“Hong Kong XBN Information Technology”), having the registration No.: 70543030-000-04-19-0;

(17)	XBN Ecommerce (Hong Kong) Limited, a company incorporated in accordance with the laws of Hong Kong (“Hong Kong XBN Ecommerce”), having the registration No.: 65816943-000-02-19-5;

(18)	New & Vigorous Electronic Trading W.L.L., a company incorporated in accordance with the laws of the Kingdom of Bahrain (“Bahrain XBN Electronic”);

(19)	Comforyou Furniture & Kitchenware Trading W.L.L., a company incorporated in accordance with the laws of the Kingdom of Bahrain (“Bahrain XBN Furniture”);

(20)

Xuzhou Xianfei Shuzhi Information Technology Co., Ltd., a limited liability company registered in Xuzhou City in accordance with the laws of China (“Xuzhou Xianfei Shuzhi”), having its registered address at: Room B305, Zhihe Building, Building B2, Software Park, Xuzhou Economic and Technology Development Zone; unified social credit code: 91320301MA23TJLD3Q;

(21)

Hebei Xiong’an Xianfei Shuzhi Technology Co., Ltd., a limited liability company registered in Pilot Free Trade Zone Xiong’an Area in accordance with the laws of China (“Xiong’an Xianfei Shuzhi”), having its registered address at: 302-00001, Enterprise Office Building F, Xiong’an Citizen Service Center, China (Hebei) Pilot Free Trade Zone Xiong’an Area; unified social credit code: 91133100MA0FXB0L2M;

(22)

Zhejiang Xianfei Shuzhi Technology Co., Ltd., a limited liability company registered in Yuhuan City in accordance with the laws of China (“Zhejiang Xianfei Shuzhi”), having its registered address at: Xiaoshanwai Industry Park, Longxi Township, Yuhuan City, Zhejiang Province; unified social credit code: 91331021MA2K7X6Q8R;